Exhibit 10.1

CLIFFORD CHANCE LLP

MAN GROUP PLC

AND

MF GLOBAL LTD

TRANSITIONAL SERVICES AGREEMENT -

FOR TREASURY-RELATED SERVICES BY MF GLOBAL LTD

This Agreement is made on                      2007

BETWEEN:

(1)	MAN GROUP PLC, a company incorporated under the laws of England, whose registered office is at Sugar Quay, Lower Thames Street, London, EC3R 6DU (Registered in England No. 2921462) (“MGP”); and

(2)	MF GLOBAL LTD, a company incorporated under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda (Registered in Bermuda No. 39998) (“MF Global”).

WHEREAS:

(A)	Pursuant to an agreement (the “Master Separation Agreement”) dated on or about the date of this Agreement between MF Global and MGP, the parties agreed to the Separation in relation to the IPO of MF Global (as each term is defined in the Master Separation Agreement).

(B)	MGP requires certain Services (specified in the Services Schedule) to be provided to it and other Affiliates of MGP on a transitional basis on and following the date of the IPO on the terms of this Agreement. MF Global has agreed to provide or procure the provision of these Services on the terms of this Agreement.

(C)	In addition, MGP requires assistance from MF Global in transitioning its business off the Services during the term of this Agreement and related data migration. MF Global has agreed to provide such assistance as more fully described in this Agreement.

1.	INTERPRETATION

1.1	In this Agreement, the following capitalised terms shall have the following meanings, unless otherwise indicated.

“Affiliate” means, in relation to a party, any company, partnership or other entity which from time to time Controls, is Controlled by or is under the common Control with that party. For the purposes of this Agreement, (a) MF Global and its Controlled Affiliates shall not be deemed to be Affiliates of MGP and (b) MGP and its Controlled Affiliates shall not be deemed to be Affiliates of MF Global.

“Agreement” means the terms of this agreement, including any Schedules.

“Business” means the businesses operated by MGP and its Affiliates as at the Effective Date and as reasonably expanded from time to time.

“Change” has the meaning given to it in clause 11.

“Change Control Procedures” means the procedures by which changes may be made to one or more of the Services, as set out in clause 11.

“Contract Manager” has the meaning given to it in clause 8.

“Control” means the beneficial ownership of more than 50 per cent of the issued share capital, or the legal power to direct or cause the direction of the general management, of the company, partnership or other person in question, and “Controlled” shall be construed accordingly.

“Data Protection Laws” means any legislation in force from time to time which implements the Data Protection Directives and is applicable to the provision of the Services pursuant to this agreement, including the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426).

“Effective Date” means the “IPO Date” as defined in the Master Separation Agreement.

“Fees” means the fees, costs and expenses to be paid by MGP for the Services as set out in the Services Schedule.

“IPO” has the meaning given to it in the Master Separation Agreement.

“Intellectual Property Rights” means all intellectual property rights in any part of the world and shall include: patents (including supplementary protection certificates), utility models, rights in inventions, registered and unregistered trade and service marks, rights in business and trade names and get-up, rights in domain names, registered designs, unregistered rights in designs, semiconductor and topography rights, copyrights and neighbouring rights, database rights and in each case rights of a similar or corresponding character and all applications and rights to apply for the protection of any of the foregoing.

“IT System” means the information technology systems owned or used by a party in connection with its business, excluding that party’s own software, data and Third Party Software.

“Master Separation Agreement” has the meaning given to it in the recitals.

“MGP Requirement” has the meaning given to it in clause 6.

“MGP Data” means any of the data and/or databases provided by MGP and/or an Affiliate of MGP to MF Global and/or an Affiliate of MF Global in connection with the provision of the Services, including any such data as MF Global and/or an Affiliate may incorporate in its databases.

“MGP Software” means the software in which MGP and/or an Affiliate of MGP owns the Intellectual Property Rights and used by MGP, MF Global and/or any of their Affiliates in connection with the provision of the Services.

“MF Global Data” means any of the data and/or databases provided to a Service Recipient by MF Global and/or an Affiliate of MF Global in connection with the provision of the Services, including any such data as the Service Recipient may incorporate in its databases.

“MF Global Software” means the software in which MF Global and/or an Affiliate of MF Global owns the Intellectual Property Rights and used by MF Global and/or an Affiliate of MF Global in connection with the provision of the Services.

“Personal Data” shall have the meaning ascribed to it in the Data Protection Law, as shall the terms “data subject”, “processing” and “processed”.

“Separation” has the meaning given to it in the Master Separation Agreement.

“Service Recipient” means, in relation to a Service, MGP and/or MGP’s Affiliates, who are or will be operating a Business which was provided with a service equivalent to the Service, or provided a service equivalent to the Service, in the ordinary course of that Business in the 12 months prior to the Effective Date.

“Service Term” means, in respect of each Service, the period for which that Service will be provided, as set out in the Services Schedule, and any extension to such period in accordance with clause 2.

“Services” means the services to be provided or procured by MF Global for the benefit of the relevant Service Recipient, as more fully set out in the Services Schedule.

“Services Schedule” means Schedule 1 and Schedule 2.

“Tax Authority” means any government, state or municipality, or any local, state, federal or other authority, body or official, anywhere in the world, capable of exercising a fiscal, revenue, customs or excise function.

“Third Party Software” means software the Intellectual Property Rights in which are owned by a third party and which is used in respect of the provision of the Services.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“VAT” means:

(a)	any tax imposed in conformity with the European Council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and regulations supplemental thereto); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere in any other country or jurisdiction.

1.2	In this Agreement words importing the singular include the plural and vice versa and words importing gender include any other gender.

1.3	The headings of clauses are for ease of reference and shall not affect the construction of this Agreement.

1.4	Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision which is in force at the date of this Agreement.

1.5	Any reference to a statute or statutory provision shall include such statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement.

1.6	The words “include”, “includes” and “including” and any words following them shall be construed without limitation to the generality of any preceding words or concepts and vice versa.

1.7	In this Agreement, unless the context otherwise requires, a reference to a person or party shall, at any time when such person or party is treated as a member of a group for VAT purposes, include (where appropriate) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

1.8	In the event of an inconsistency between the terms of a Schedule to this Agreement and the other terms of this Agreement, the terms of the Schedule shall have precedence.

2.	CONDITION PRECEDENT, COMMENCEMENT, TERM AND EXTENSION

2.1	Condition Precedent

With the exception of this clause 2.1 and clauses 17 (Disputes and Arbitration) and 18 (General) (which will become effective on the date of signature of this Agreement), the remainder of this Agreement will only take effect if the IPO occurs, and is conditional on the IPO taking effect. If the foregoing condition does not occur by 30 June 2008 (or such later date as the parties may agree in writing), this Agreement will terminate automatically.

2.2	Commencement

MF Global will commence providing the Services on the Effective Date.

2.3	Term

2.3.1	Each Service will be provided for the duration of the Service Term (subject to earlier termination in accordance with this Agreement) and will lapse automatically thereafter, unless the parties agree to extend the duration of any Service pursuant to this clause 2.

2.3.2	This Agreement will terminate automatically on the earlier of the following events:

(a)	when MF Global has ceased providing the last of the Services;

(b)	on the expiry of the Service Term (including any extension of the Service Term); or

(c)	on the termination of this Agreement in accordance with its terms.

2.4	Extension

2.4.1	If MGP wishes to extend the initial Service Term of a Service (including any agreed extension period in respect of a Service), then MGP must give MF Global notice of this at least 2 months prior to the expiration of the then-current Service Term (including any agreed extension period). MF Global may agree (but is not obliged) to continue to provide the relevant Service(s) for an extended period following the expiry of the then-current Service Term. MF Global will notify MGP in writing within 7 days after receipt of MGP’s request whether it wishes to continue to provide such service, subject to clause 2.4.2.

2.4.2	Any extension of the then-current Service Term will be subject to the parties reaching agreement on the terms on which MF Global will continue to provide those Services (including the extension period) prior to the expiry of the then-current Service Term. The Change Control Procedures do not apply to extensions of the Service Term under this clause 2.

3.	SERVICES - SCOPE, STANDARDS, FORM AND CHANGES

3.1	Services Scope and Location

3.1.1	In consideration of the relevant Fees to be paid by MGP under this Agreement, MF Global shall provide the Services to the relevant Service Recipients in accordance with the terms and conditions of this Agreement.

3.1.2	MF Global is to provide the Services on a global basis from MF Global’s central London-based Treasury Trading function.

3.1.3	All systems and data relating to the provision of the Services by MF Global are to be located and stored in London.

3.1.4	MGP shall ensure that the Service Recipients comply with the provisions of this Agreement (other than payment provisions) as if they were party to it, and shall be responsible to MF Global for any failure by any of the Service Recipients so to comply.

3.2	Service Standards

3.2.1	Subject to clause 3.2.3, the Services will be provided to the same standard, quality and extent to which they have ordinarily been provided by Man Group Finance Ltd to MGP and/or the relevant MGP Affiliate during the 12 months prior to the Effective Date.

3.2.2	MF Global will provide the Services with the same skill and care employed by Man Group Finance Ltd in the 12 months prior to the Effective Date in respect of the provision of those Services to MGP and/or the relevant MGP Affiliate, and in compliance with the laws and regulations that apply to it as a provider (not a recipient) of the Services.

3.2.3	Where the Services consist of services which were not previously provided by Man Group Finance Ltd in the ordinary course of its business, those Services shall be provided with reasonable skill and care and to a standard consistent with prevailing industry practice.

3.3	Form and Function of Services

3.3.1	The Services shall, in all material respects, be the same in form and function as the equivalent services provided by Man Group Finance Ltd to MGP and/or the relevant MGP Affiliate in the 12 months prior to the Effective Date.

3.3.2	Where the Services consist of services which were not previously provided in the ordinary course of Man Group Finance Ltd’s business, the form and function of those Services will be as set out in the Services Schedule.

3.4	Change in Services

If MGP requires any additional services or any change in the Services (including any increased functionality not contemplated by the standards and requirements referred to in this clause 3) then this may be requested through the Change Control Procedures. MF Global shall be under no obligation to provide such additional services and/or changes to the Services except to the extent otherwise provided for in the Change Control Procedures.

3.5	Change in Scope of the Services

The Services will only be provided, and may only be used, for the benefit of the Business and for no other purpose. However, if MGP expands or changes its Business activities, or diversifies beyond or narrows the scope of the Business, after the Effective Date and such changes require the Services to be materially varied or extended to cover such change in or addition to the Business activities, MGP will have to request and agree to the relevant variation to the Services under the Change Control Procedures. For the avoidance of doubt, MF Global is not obliged to make any such material variation or extension to the Services in respect of such change or addition to the Business activities.

4.	IT, IP AND THIRD PARTY CONSENTS

4.1	Intellectual property rights

4.1.1	The parties acknowledge and agree that the software licence necessary for the operation and use of the OPICS system has been novated by MGP to MF Global prior to the Effective Date.

4.1.2	MF Global will retain all Intellectual Property Rights in any material developed by it in connection with this Agreement or the performance of the Services. MF Global will grant to MGP a royalty-free and perpetual licence to use such Intellectual Property Rights (excluding any Intellectual Property Rights which are developed and owned by a third party, unless MF Global has sub-licensing rights) for its internal business purposes only.

4.1.3	Subject to the terms of this clause 4, MF Global is only required to utilise its and/or MGP’s existing systems and Intellectual Property Rights to provide the Services.

4.1.4	Unless otherwise agreed through the Change Control Procedures, MF Global is not required to commit to any further development of the systems of MF Global, MGP or any of their Affiliates for the provision of the Services.

4.1.5	If MF Global agrees to develop any particular Intellectual Property Rights at MGP’s request pursuant to the Change Control Procedures, then MF Global will grant to MGP a royalty-free and perpetual licence to use such Intellectual Property Rights for its internal business purposes.

4.2	Licence to use MF Global Software and Data

If necessary and where relevant, MF Global shall grant to and/procure for each relevant Service Recipient:

4.2.1	a personal, non-exclusive, non-transferable licence to use the MF Global Software for the Service Term, and solely to the extent necessary to receive the benefit of the Services; and

4.2.2	a personal, non-exclusive, non-transferable licence to use the MF Global Data for the Service Term, and solely to the extent necessary to receive the benefit of the Services.

4.3	Licence to use MGP Software and Data

If necessary and where relevant, MGP shall grant to and/procure for MF Global and/or its Affiliates:

4.3.1	a personal, non-exclusive, non-transferable licence to use the MGP Software for the Service Term, and solely to the extent necessary to provide the benefit of the Services; and

4.3.2	a personal, non-exclusive, non-transferable licence to use the MGP Data for the Service Term, and solely to the extent necessary to provide the benefit of the Services.

Such licences will terminate with the expiry or earlier termination of the Agreement.

4.4	Third Party Software

4.4.1	MF Global will consult with MGP on the relevant licences for Third Party Software, and the terms applicable to such licences, which may be necessary for MGP to receive the Services from MF Global.

4.4.2	Subject to receiving any necessary third party consents or licences, MF Global will use reasonable endeavours to grant, or procure, relevant licences (on a royalty-free and perpetual basis) for the relevant Service Recipients to use the Third Party Software which are necessary to permit the Service Recipients to use or receive a Service. This requirement excludes any licences for Third Party Software which MGP is required to obtain as an MGP Requirement.

4.4.3	Subject to MGP’s prior consent (and provided such consent is not unreasonably withheld), MGP agrees to accept the licences provided or procured on the terms granted or procured by MF Global under this clause 4.4, including payment of commercial licence fees, unless otherwise agreed.

4.5	Third Party Consents

4.5.1	Subject to clause 4.4, to the extent that the consent of a third party is required to allow MF Global to provide any of the Services under this Agreement, MF Global will use reasonable endeavours to obtain that consent at MF Global’s cost.

4.5.2	If, despite having used reasonable endeavours pursuant to clause 4.5.1, any required third party consent is not obtained or a third party requires MF Global to cease using any items and/or services made available to MF Global in the provision of Services to a Service Recipient, MF Global will be relieved from providing the Services to the extent that it is not able to do so as a result of the third party refusal to provide consent.

4.5.3	In the event a relevant third party consent cannot be obtained and MF Global cannot provide a Service pursuant to this clause 4.5:

(a)	MGP is not required to pay for such Service; and

(b)	MF Global is not obliged to vary or extend its Services; and

(c)	MGP may request a variation to the Services (including the use of an alternative IT systems) in accordance with the Change Control Procedures.

4.6	Licence to use Software and Data following Service Term expiry

If MGP identifies any MF Global Software and/or MF Global Data which any Service Recipient requires the continued use of following the cessation of any of the Services, the following terms apply:

4.6.1	MGP shall notify MF Global thereof in writing within a reasonable period in advance of the expiration of the relevant Service Term; and

4.6.2	MF Global may (but is not obliged to) continue to provide the relevant MF Global Software and/or MF Global Data following the expiry of the Service Term, subject to the parties reaching agreement on the terms of such use (which may include the payment of royalties or other fees).

4.7	Access to IT Systems and Security

4.7.1	Neither party shall (except to the extent expressly permitted to do so by this Agreement) attempt to obtain access to, use or interfere with any IT Systems or data used or processed by the other party except to the extent required to do so to receive (in the case of a Service Recipient) or provide the Services, including complying with any relevant requirements set out in the Services Schedule.

4.7.2	Each party shall ensure, and shall procure each of its relevant Affiliates to ensure, that reasonable security measures are maintained to protect its IT Systems from unauthorised access by third parties, and in particular from disruption by any computer software routine intended or designed to (i) procure access or use of the IT System by a third person, or (ii) disable, damage or erase, or disrupt or impair the normal operation of information technology systems, including “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other.

4.7.3	Each party shall at all times abide by, and procure all its employees, contractors and agents to abide at all times by, any access and security protocol and/or policy required by the other party when accessing the other party’s IT network and/or physical premises.

5.	EXIT PLANNING

5.1	MGP responsibility

MGP acknowledges and agrees that:

5.1.1	this Agreement is a transitional arrangement under which MF Global will support the Business operated by MGP and its Affiliates only, by providing the Services for a limited period of time; and

5.1.2	MGP and its relevant Affiliates will be responsible for obtaining services to replace each of the Services upon the earlier termination or expiration of the relevant Service Term.

5.2	MF Global responsibility

5.2.1	To assist MGP’s exit from this Agreement, MF Global shall transfer to MGP, at such time as MGP may reasonably require, all data and documents maintained or generated by MF Global in the course of providing the Services to the extent that the same relate substantially to MGP and/or other Service Recipients and/or the Business of MGP and its Affiliates (subject to MF Global’s business and confidentiality constraints). Such data and documents shall include all historic transactions and balances relating to Man Group Finance Ltd. Such data and documents shall be transferred in the format that they have been maintained by MF Global; if MGP requires the same to be converted into another format, MGP may request the same through the Change Control Procedures. MF Global may retain a reasonable number of copies of such data and documents for its own internal, regulatory compliance or legal purposes (in which case, for clarity, the confidentiality obligations set out in this Agreement will continue to apply to those data and documents to the extent that such data and documents relate to MGP).

5.2.2

MF Global will provide MGP with reasonable assistance and access to MF Global’s personnel and systems used in the provision of the Services (to the extent permissible, in the case of third party systems and generally with regard to MF Global’s business and confidentiality constraints) to allow MGP to plan its exit from this Agreement. To the extent that such assistance will require MF Global to incur any additional costs or expenses, it will only be required to comply with this term to the extent that MGP agrees to reimburse such costs and expenses to the extent that they are reasonable.

5.2.3	Other than as provided under this clause 5, MF Global will only be required to provide assistance to MGP in relation to the exit from this Agreement if it has agreed to provide such assistance in writing and on such terms as it may prescribe at the time of agreeing the same (which may include without limitation reimbursement of its costs and expenses).

6.	MGP REQUIREMENTS AND MF GLOBAL RELIEF

6.1	MGP Requirements

MGP will, and will procure that its relevant Affiliates will, do each of the following (each an “MGP Requirement”):

6.1.1	fulfil its specific requirements in connection with the Services as set out in the Services Schedule;

6.1.2	on reasonable notice, give MF Global or its agents reasonable access to facilities, systems, premises and/or staff of MGP (or of the relevant Affiliate); and

6.1.3	promptly provide MF Global or its agent with sufficient information and assistance reasonably required to enable MF Global to perform its obligations under this Agreement (including copies of documents and data), all in a timely manner to enable MF Global to provide the Services in accordance with this Agreement and to comply with its legal and regulatory obligations.

6.2	MF Global Relief

6.2.1	MF Global will not be liable for any failure to provide the Services to the extent that the failure is caused by a failure by MGP (or the relevant MGP Affiliate) to comply in a timely manner with any of the MGP Requirements (including any failure to do so which is excused by the force majeure provisions of this Agreement).

6.2.2	Subject to the terms of this Agreement, for the avoidance of doubt, MF Global will not be relieved from providing the Services where MGP (or the relevant MGP Affiliate) complies with all relevant MGP Requirements in a timely manner.

7.	FEES AND VAT

7.1	Fees and costs

7.1.1	MGP will pay MF Global the relevant Fee per month for the provision of the Services, as set out more fully in the Services Schedule.

7.1.2	All Fees shall be invoiced monthly in arrears and shall be payable within 30 days from the date of the invoice. For the avoidance of doubt, MF Global may include recoverable costs and expenses incurred in a previous month in an invoice relating to a future month (without double-counting).

7.2	Late Payment

Late payments of Fees will attract additional interest payments of 2% per annum above the then-current base lending rate of Barclays Bank plc per month, accruing from the first business day following the day on which payment is due until the date of actual payment.

7.3	VAT

7.3.1	All sums set out in this Agreement or otherwise payable by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) are the whole or part of the consideration for VAT purposes.

7.3.2	Where, pursuant to the terms of this Agreement, any party (or any Affiliate of any party) (the “Supplier”) makes a supply to any other party (or any Affiliate of any party) (the “Recipient”) for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to any relevant Tax Authority), the Recipient shall, subject to the receipt of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any at the same time as any other consideration for such supply) a sum equal to the amount of such VAT.

7.3.3	References in this Agreement to any cost or expense incurred by any party and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of this Agreement, or the amount of which is to be taken into account in any calculation or computation set out in this Agreement, shall include such part of such cost or expense as represents any VAT but only to the extent that such first party is not entitled to credit or repayment in respect of such VAT from any relevant Tax Authority.

8.	CONTRACT MANAGEMENT

8.1	The parties will each appoint the person indicated as its “Primary Recipient” in clause 18.3 (Notices) as its contract manager (“Contract Manager”) who, as of the date of this Agreement, will be responsible for all matters in relation to this Agreement on the behalf of that party. A Contract Manager may be replaced by the party appointing it. Each party must provide written notice of any change in a Contract Manager to the other party no later than the date of such change.

8.2	The parties will ensure that the Contract Managers will meet at least once a month to discuss any matters relating to this Agreement and to monitor progress of MGP’s exit planning.

8.3	Each party’s Contract Manager will be authorised to make decisions for that party and such decisions will be binding on that party.

9.	TERMINATION

9.1	Termination by MGP for convenience

9.1.1	MGP may terminate any and all Service(s) for convenience at any time, subject to 30 days’ notice.

9.1.2	MF Global will on receipt of such a notice inform MGP as soon as may be practicable, but no later than 10 business days after the receipt of such notice, of the effect that the termination of the relevant Service will have on the remainder of this Agreement (which may include, without limitation, the inability to provide any of the other Services or changes in the Fees). Any costs or changes in the Fees determined by MF Global to be payable by MGP for the early termination of this Agreement under this clause 9.1 are to be reasonably substantiated by reference to calculations and objective data.

9.1.3	MF Global and MGP agree to each use commercially reasonable endeavours to minimise the impact of any termination of a Service on the remainder of this Agreement.

9.1.4	If MGP accepts the effects of the termination of a Service on this Agreement as identified by MF Global in its notice to MGP, this Agreement will be amended and terminated in accordance with that notice. If MGP rejects, or does not accept, such effects of the termination of a Service in writing (which must be notified within 5 business days after the date of the notice from MF Global), MGP will be deemed to have withdrawn its notice of termination of the relevant Service, and the terms of this Agreement shall continue in effect.

9.2	Termination by MGP for cause

MGP may terminate the entire Agreement immediately in its entirety in respect of all the Services or any part of the Services (at its determination):

9.2.1	for a material breach by MF Global which is not capable of being remedied or, in the case of a material breach capable of being remedied, if such material breach has not been remedied within 30 days from the date of written notice requiring it to do so;

9.2.2	for insolvency of MF Global;

9.2.3	if MGP is required to terminate this Agreement by law or regulatory requirement (including where MGP’s lead financial services regulator requires the same);

9.2.4	if MF Global’s existing London-based Treasury Trading team closes or leaves MF Global; or

9.2.5	if MF Global ceases to have any of the regulatory licences, authorisations or consents necessary to perform the Services.

9.3	Termination by MF Global for cause

MF Global may terminate this Agreement immediately in its entirety in respect of all the Services or any part of the Services (at its determination):

9.3.1	for a material breach by MGP which is not capable of being remedied or, in the case of a material breach capable of being remedied, if such material breach has not been remedied within 30 days from the date of written notice requiring it to do so;

9.3.2	for insolvency of MGP; or

9.3.3	if MF Global is required to terminate this Agreement by law or regulatory requirement (including where MF Global’s lead financial services regulator requires the same).

9.4	Termination by MF Global for change in control of MGP

9.4.1	MF Global may terminate the entire Agreement by giving MGP at least 30 days’ notice if a third party (excluding MF Global or any of its Affiliates) acquires Control of MGP (whether directly or indirectly) at any time following the IPO.

9.4.2	MF Global’s right under this clause 9.4 must be exercised within 30 days of any such acquisition of Control coming to MF Global’s attention, following which such right will lapse automatically and irrevocably.

10.	CONSEQUENCES OF TERMINATION

10.1	Obligations on termination

On termination of this Agreement for any reason:

10.1.1	MF Global will stop providing the Services (or in the case of the termination of particular Services only, those Services);

10.1.2	MGP will pay all sums which at the date of termination are due and payable to MF Global (pro rated where necessary); and

10.1.3	the parties shall promptly return any Confidential Information (including data and software) of the other party or its Affiliates to its owner (or with the prior written agreement of the owner of the Confidential Information delete or destroy it). Notwithstanding the foregoing, each party may retain a reasonable number of copies of the other party’s Confidential Information for its own internal, regulatory compliance or legal purposes, for as long as is necessary for those purposes, and the obligations of confidentiality set out in this Agreement shall continue to apply to the same.

10.2	Data Access following termination

MF Global agrees, for a period of 5 years from the date of this Agreement, to the extent that MF Global and/or any of its Affiliates will retain data or business information of MGP or any of its Affiliates, to provide MGP with reasonable access (including the right to take copies) during normal business hours, to such data or business information, subject to the following:

10.2.1	MGP gives MF Global reasonable notice of such request;

10.2.2	MGP reimburses MF Global for its reasonable costs in providing such access; and

10.2.3	MF Global will use reasonable endeavours to provide the relevant data/information as soon as reasonably practicable.

10.3	Survival of terms

Any term of this Agreement which is expressed or by its nature intended to survive termination of this Agreement, including terms governing liability of the parties, termination consequences of this Agreement, confidentiality, governing law and dispute resolution, and the interpretation of this Agreement, shall survive termination of this Agreement.

10.4	TUPE rights and obligations

10.4.1	If:

(a)	any employee of MF Global asserts or establishes that he or she has become employed by MGP, any MGP Affiliate or any replacement provider of the Services (a “Transferee”), as a result of the termination of this Agreement or the termination of a particular Service or part thereof, and

(b)	the Transferee does not wish to employ such person,

then the Transferee shall within 5 business days of becoming aware of such assertion notify MF Global in writing that it does not wish to employ such person (the “Affected Employee”) and MF Global shall be given the opportunity (but shall not be obliged) to offer the Affected Employee re-employment with MF Global. If the Transferee fails to notify MF Global in writing within this time period then that person will be treated as if he or she had always been an employee of the Transferee.

10.4.2	If the Affected Employee accepts an offer made by MF Global pursuant to this clause 10.4, the Transferee will immediately release that person from his or her employment and waive any notice period or restrictive covenants under his or her employment contract with the Transferee.

10.4.3	If, within 5 business days of being notified in accordance with this clause 10.4, MF Global has not made an offer or an offer has been made but, within 5 business days of the offer being made, it has not been accepted:

(a)	the Transferee will be entitled within a further 20 business day period to terminate the employment of the Affected Employee by following the statutory dismissal procedure; and

(b)	MF Global will indemnify MGP for the reasonable costs and expenses incurred by MGP or the relevant MGP Affiliate arising under or in connection with such termination of the Affected Employee’s contract of employment.

10.4.4	If the Transferee continues the employment of the Affected Employee beyond the relevant 20 business day period described in clause 10.4.3 then that person will be treated as if he or she had always been an employee of the Transferee.

11.	CHANGE CONTROL PROCEDURE

11.1	Valid Changes

Except to the extent otherwise provided for in this Agreement, all changes to this Agreement, including changes to the Services or the functionality included in any Service (having regard to the standards and requirements referred to in clause 3 (Services)) (each a “Change”), will be valid if agreed through the Change Control Procedures set out in this clause.

11.2	Changes in laws or regulations

11.2.1	Either party may request a Change but neither party will be obliged to agree to a Change requested by the other party (except that a party will not refuse a Change requested by the other party which is necessary to allow the other party to comply with any laws or regulations that apply to the other party), but subject to and contingent on the parties first reaching agreement on the terms on which they will implement the requested Change.

11.2.2	For the avoidance of doubt, and save for as provided in the Services Schedule, MF Global will not be responsible for advising MGP on any changes in the laws or regulations that apply to MGP.

11.3	Procedures

11.3.1	MF Global will:

(a)	if it requests a Change, together with its request; or

(b)	if MGP requests a Change, within 15 days after receipt of MGP’s request,

deliver to MGP a statement (“Impact Statement”) identifying the impact of the proposed Change to the terms of and Services provided under this Agreement (including any changes to the Fees payable by MGP or any additional one-off implementation fees that are required to implement the proposed Change).

11.3.2	If the parties accept the Impact Statement (including any changes agreed to be made thereto) their Contract Managers will sign it, and this Agreement will be deemed to be amended in accordance with the Impact Statement (mutatis mutandis).

11.4	Costs and Expenses

11.4.1	MGP will be responsible for all of its own costs and expenses and for the reasonable costs and expenses of MF Global in connection with any Change requested by MGP or any Change requested by a party which is necessary to allow that party to comply with any change in the laws or regulations that apply to that party, including any steps taken by MF Global as it is required to do under the Change Control Procedures in connection with the requested Change.

11.4.2	Subject to clause 11.4.1, MF Global will be responsible for all of its own costs and expenses and for the reasonable costs and expenses of MGP in connection with any Change requested by MF Global (but excluding a Change requested pursuant to clause 11.2), including any steps taken by MGP as it is required to do under the Change Control Procedures in connection with the requested Change.

12.	LIABILITY

12.1	Scope of liability

MF Global will not be liable to MGP under this Agreement unless it has acted with fraud or has been negligent or in wilful default of its obligations under this Agreement.

12.2	Exclusion of liability

12.2.1	MF Global will not be liable for the accuracy or completeness of any data provided by or on behalf of MGP (including MGP Data) or for the consequences if that data are not accurate or complete.

12.2.2	MF Global will not be liable for MGP’s use of the deliverables supplied by MF Global as a result of the Services (including any MF Global Data and MF Global Software). MF Global will have no liability to any third parties in respect of MGP’s use of those deliverables.

12.2.3	With the exception of its liability under any indemnity given by it under this Agreement, neither party will be liable to the other for any:

(a)	indirect or consequential loss, damage or claims; or

(b)	for any lost profits, lost business, lost data, loss of goodwill.

12.3	MGP indemnity for third party claims

MGP shall indemnify MF Global against any loss, damage or claims suffered by or made against MF Global as a result of or flowing from claims by third parties in connection with the provision of the Services (excluding claims due to MF Global acting with fraud, negligence or wilful default of its obligations under this Agreement).

12.4	MF Global indemnity

Notwithstanding any terms of this clause 12, MF Global’s liability under this Agreement shall not be limited or excluded for any act of, or any claim due to or caused by an act of, negligence, wilful default and/or fraud of MF Global. MF Global shall indemnify MGP against any loss, damage or claims suffered by, or made against, MGP as a result of, or flowing from claims by third parties in connection with, MF Global’s negligence, wilful default and/or fraud.

12.5	No liability for third party acts/omissions

Without prejudice to the terms of this clause 12 and clause 18.1 (Assignment and sub-contracting), MGP acknowledges and agrees that MF Global may rely on certain third parties from time to time in connection with the provision of the Services. MF Global will not be liable in any way to MGP or any third party for a failure to provide any Services where such failure is caused or exacerbated by an act or omission of any such third party, or a failure by any such third party, to provide relevant information and/or assistance to MF Global, unless MF Global has acted with negligence or fraud in its reliance or management of such third party or in wilful default under any contract or agreement between MF Global and such third party.

13.	FORCE MAJEURE

13.1	For the purposes of this Agreement, a “Force Majeure Event” means acts of God, riots, war, terrorist activities, strikes, lock-outs or other industrial disputes, epidemics, governmental restraints, act of legislature and a directive or requirement of a competent authority governing a party, or any other circumstance beyond the reasonable control of the party liable to effect performance of an obligation.

13.2	Neither party shall be liable for failure to perform, or delay in performing, any of its relevant obligations under this Agreement in so far as the performance of such obligations is prevented by a Force Majeure Event in relation to it.

13.3	Each party shall notify the other of the occurrence of a Force Majeure Event applicable to it and shall use all reasonable endeavours to continue to perform its obligations hereunder for the duration of such Force Majeure Event.

13.4	MGP shall not be required to pay the Fees in respect of any suspended Service whilst, but only to the extent that, the provision of the Service is suspended as a result of a Force Majeure Event, save where the Fees relate to the costs of or payments to be made to any third party employed or engaged as an independent contractor by MF Global.

13.5	Each party shall have the right to terminate this Agreement without cause if a Force Majeure Event continues for a period of a collective period of 30 days.

14.	AUDIT RIGHTS

14.1	MGP will be entitled to audit MF Global’s compliance with this Agreement and the systems and procedures (including the IT systems) employed by MF Global in providing the Services, at reasonable times and with reasonable (not less than 4 business days) advance notice. MGP may carry out these audits using its own personnel (including its internal auditors) or with MF Global’s consent (not to be unreasonably withheld or delayed) external advisors.

14.2	MF Global will allow a competent regulator of MGP access to MF Global’s premises, staff and facilities where that regulator requires the same in the exercise of its regulatory functions in respect of MGP.

14.3	All audits must be conducted at reasonable business times and MGP will ensure that MF Global’s business is not unduly disrupted by any such audit. MGP will be responsible for any damage or loss caused as a result of any such audit.

15.	DATA PROTECTION AND REGULATORY MATTERS

15.1	Data Protection

15.1.1	To the extent that the Services include the processing by MF Global of any Personal Data belonging to MGP, MF Global will act as data processor to MGP and will process that personal data only in accordance with MGP’s written instructions.

15.1.2	Each party will comply with its obligations under applicable Data Protection Laws.

15.1.3	Neither party is responsible for facilitating the other party’s compliance with its obligations under the Data Protection Laws.

15.2	Regulatory Matters

15.2.1	Each party shall give the other party written notice as soon as may be reasonably practicable after it becomes aware of any matter which, in its reasonable opinion, is likely to have a material adverse affect on its or its Affiliates’ ability to provide or receive Services in accordance with this Agreement.

15.2.2	The parties will cooperate in good faith to, and use all reasonable endeavours to agree on how to, address and resolve such regulatory or other matter, including agreeing on amendments or additional provisions to the terms of this Agreement with the intent of maintaining, as nearly as possible, the same commercial effect as the original terms of this Agreement.

16.	THIRD PARTIES’ RIGHTS AND LIABILITY

16.1	A person (excluding Man Group Finance Ltd as a Service Recipient) who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this clause does not affect any right or remedy of a third party which exists or is available apart from that Act.

16.2	The losses or damages incurred or suffered by an Affiliate of a party that arise in connection with this Agreement shall be deemed the losses or damages of that party (so that the direct losses/damages of the Affiliate shall be deemed the direct losses/damages of the relevant party, and the indirect losses of the Affiliate, shall be deemed the indirect losses/damages of the relevant party). All such losses and damages shall be subject to the exclusions and limitations set out in this Agreement.

16.3	This Agreement is solely for the benefit of the parties hereto (and Man Group Finance Ltd as a Service Recipient) and does not confer upon any third party any remedy, claim, reimbursement or cause of action or other right other than any as is provided for herein.

17.	DISPUTES AND ARBITRATION

The parties agree that the terms of the Master Separation Agreement which relate to disputes and arbitration (as set out in the Master Separation Agreement) shall apply to this Agreement, and disputes shall be resolved in accordance with those provisions on behalf of the parties to this Agreement by the parties to the Master Separation Agreement.

18.	GENERAL

18.1	Assignment and sub-contracting

18.1.1	This Agreement may not be assigned by a party without the consent of the other party, except that either party may assign this Agreement to an Affiliate of that Party.

18.1.2	MF Global may sub-contract the provision of any part of the Services but it will remain responsible for the provision of the Services in accordance with this Agreement, including the standards set out in this Agreement, despite any sub-contracting.

18.2	Confidentiality

18.2.1	The parties agree that the terms of the Master Separation Agreement which relate to Confidential Information (as defined in the Master Separation Agreement) shall apply to this Agreement and are deemed to be repeated herein (mutatis mutandis) as if set out in this Agreement.

18.2.2	Notwithstanding this clause 18.2, MF Global and MGP each acknowledge and agree that they are each regulated entities, and as such, if one party breaches any relevant laws or regulations, the other party is not prevented under this Agreement or otherwise from reporting such breach to the relevant regulatory authority.

18.2.3	Where permitted by regulation, each party will notify the other party in advance of reporting a breach to a regulatory authority.

18.3	Notices

18.3.1	Save where otherwise provided for in this Agreement, any notice or other communication required to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent to the following relevant address and persons:

(a)	In the case of MGP to:

Address:     Sugar Quay, Lower Thames Street,

                   London, EC3R 6DU

Fax:            +44 (0) 20 7144 1919

Attention:   Barry Wakefield (“Primary Recipient”)

With a copy to: Nick Taylor (“Secondary Recipient”)

Fax:                 +44 (0) 20 7144 1919

(b)	In the case of MF Global to:

Address:     Sugar Quay, Lower Thames Street,

                    London, EC3R 6DU

Fax:            +(212) 589 - 6236

Attention:    Chris Smith (“Primary Recipient”)

With a copy to: Howard Schneider, Esq. (“Secondary Recipient”)

Address:     717 5th Avenue, New York, NY, 10022 USA

Fax:            +(212) 589 - 6236

18.3.2	Unless there is evidence to indicate otherwise, a notice given under this clause is deemed given:

(a)	if delivered personally, when left at the relevant address;

(b)	if sent by post, except air mail, 2 business days after posting it;

(c)	if sent by air mail, 6 business days after posting it; or

(d)	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

18.4	Whole Agreement

This Agreement, together with the Master Separation Agreement and the Schedules hereto, contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

18.5	Waiver

No delay or forbearance by any party in exercising any right or remedy shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

18.6	Further Assurances

At any time after the date of this Agreement each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of that party execute such documents and do such acts or things as the other party may reasonably require for the purpose of giving to the other party the full benefit of this Agreement.

18.7	Relationship

18.7.1	Except as expressly otherwise agreed in writing between the parties:

(a)	nothing in this Agreement shall be construed as constituting an agency, partnership or joint venture between the MF Global, MGP and/or any of their Affiliates;

(b)	neither party has the authority to act or incur obligations on behalf of the other; and

(c)	neither party has any responsibility for the acts or omissions of the other.

18.7.2	Each party shall each ensure that its Affiliates, employees, agents, delegates or sub-contractors do not hold themselves out as employees or agents of the other.

18.8	Costs

Unless otherwise agreed, each party shall bear its own legal, accountancy and other costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement.

18.9	Severance

18.9.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

18.9.2	The parties will use all reasonable endeavours to agree a replacement provision which shall have, as nearly as possible, the same commercial effect as the ineffective provision.

18.10	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties or (if expressly required under the terms of this Agreement) is in accordance with the Change Control Procedures.

18.11	Counterparts

This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

18.12	Governing Law and Jurisdiction

This Agreement and all matters arising from or connected with it are governed by laws of England and Wales.

EXECUTED by the parties as an agreement

Signed by________________	)
a duly authorised representative of	)
MAN GROUP PLC	)

________________________ Signature

Date:

Signed by________________	)
a duly authorised representative of	)
MF GLOBAL LTD	)

________________________ Signature

Date:

SCHEDULE 1

SERVICES

(D)	Management of OPICS system

(A)	Service Recipient

MGP and any affiliate of MGP which is designated as service recipient from time to time, including Man Group Finance Ltd.

(B)	Service Description

(A)	MF Global to resource and manage the OPICS system with respect to transactions and balances relating to MGP’s exchangeable bond structure as at the Effective Date (“Open Exchangeable Bond Transactions and Balances”), including maintaining all relevant data to facilitate and record each of the activities referred to in paragraph (B) following.

(B)	To undertake each of the following activities with respect to the Open Exchangeable Bond Transactions and Balances:

(1)	record all transactions and balances with respect to any of the Open Exchangeable Bond Transactions and Balances as at and following the Effective Date;

(2)	performing such actions as are required in order to unwind or terminate any of the Open Exchangeable Bond Transactions and Balances, as directed by MGP;

(3)	confirming with relevant counterparties at the relevant times the amounts due to/from them in relation to each of the Open Exchangeable Bond Transactions and Balances;

(4)	arranging settlements, which have been pre-approved by MGP, in respect of any of the Open Exchangeable Bond Transactions and Balances;

(5)	performing bank account reconciliations on each following day for any transactions that occurred on the previous day for MGP’s relevant bank accounts in respect of each of the Open Exchangeable Bond Transactions and Balances;

(6)	providing to MGP or any nominated affiliate no later than 5pm London time on the second business day of each month, a report containing a monthly trial balance for Man Group Finance Limited, and with sufficient detail to allow MGP to properly account for the transactions of Man Group Finance Limited. Such report is to be in the form set out in Schedule 2; and

(7)	providing such information relating to the provision of the Services to MGP or any nominated service recipient as required.

(C)	MF Global to maintain on the OPICS system all data relating to all historic and past transactions of Man Group Finance Limited which have been recorded in the OPICS system prior to and/or as at the Effective Date, and ensure the integrity of such data on a regular basis.

(D)	MF Global to abide by any access and security protocol and/or policy required by MGP when accessing MGP’s IT network to use the OPICS system and/or provide the Services.

(C)	Service Term

6 months from the Effective Date unless terminated earlier, or renewed, in accordance with the TSA.

(D)	Service Price

To be determined by MF Global on a cost basis for each month.

(E)	MGP Requirements - Open Exchangeable Bond Transactions and Balances

(A)	MGP to provide prompt instructions regarding the unwinding, closure, termination and/or settlement of any Open Exchangeable Bond Transactions and Balances, as appropriate.

(B)	MGP to pre-approve settlements in respect of the Open Exchangeable Bond Transactions and Balances.

(C)	MGP to agree on, and make the relevant arrangements for, the MF Global personnel who are authorised signatories for the relevant bank accounts of MGP or MGP’s affiliate.

(F)	MGP Requirements - OPICS system

(A)	MGP to maintain the function of the OPICS system on its IT server following the Effective Date.

(B)	MGP to give MF Global secured remote access to the OPICS system via its IT network and to provide IT support to MF Global in respect of such access only, in order to enable MF Global to provide the Services.

(C)	For the avoidance of doubt, these MGP Requirements do not prejudice MF Global’s responsibility to resource and manage the OPICS system to provide the Services.